UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

SMART MODULAR TECHNOLOGIES (WWH), INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560

December 3, 2010

To our Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2011 Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc. (“Annual Meeting”). Our Annual Meeting will be held on Friday, January 7, 2011 at 10:00 a.m. (PST), at the Courtyard by Marriott, located at 34905 Newark Boulevard, Newark, California 94560.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2011 Annual General Meeting of Shareholders and proxy statement.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal 2010. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. The proxy statement and annual report to shareholders also are available at www.edocumentview.com/smod.

Please use this opportunity to take part in our affairs by voting on the business to come before this Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Returning the proxy does not deprive you of your right to attend our Annual Meeting and to vote your shares in person for the matters acted upon at the Annual Meeting.

We look forward to seeing you at our Annual Meeting.

Sincerely,

Iain MacKenzie
President and Chief Executive Officer

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

Date:	January 7, 2011

Time:	Doors open at 9:30 a.m. (PST) Meeting begins at 10:00 a.m. (PST)

Place:	Courtyard by Marriott 34905 Newark Boulevard Newark, California 94560

Purposes:	• Elect our Directors

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm

• Conduct other business that may properly come before the Annual Meeting or any adjournment or postponement thereof

Who Can Vote:	November 26, 2010 is the Record Date for voting. Only shareholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. Any shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. A proxy does not need to be a shareholder of SMART Modular Technologies (WWH), Inc.

A proxy statement and proxy card solicited by the Board of Directors are enclosed herewith. Whether or not you expect to attend the Annual Meeting, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You may change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Bruce M. Goldberg
Vice President, Chief Legal and Chief Compliance
Officer and Corporate Secretary

Newark, California
December 3, 2010

SMART MODULAR TECHNOLOGIES (WWH), INC.

2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560

PROXY STATEMENT
dated December 3, 2010
FOR 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held January 7, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason, the Board of Directors (“Board of Directors” or “Board”) of SMART Modular Technologies (WWH), Inc. is requesting that you permit your ordinary shares to be represented at our 2011 Annual General Meeting of Shareholders (“Annual Meeting”) by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the Annual Meeting.

General Information

The Board of Directors of SMART Modular Technologies (WWH), Inc., (referred to in this proxy statement as “SMART”, “we” or “the Company”), is soliciting the enclosed proxy for use at our Annual Meeting to be held January 7, 2011 at 10:00 a.m. (PST) or at any adjournment thereof for the purposes set forth in this proxy statement. Our Annual Meeting will be held at the Courtyard by Marriott, located at 34905 Newark Boulevard, Newark, California 94560.

This proxy statement and the enclosed proxy card will be mailed on or about December 3, 2010 to all shareholders entitled to vote at the Annual Meeting.

Who May Vote at Our Annual Meeting

All holders of our ordinary shares, as reflected in our records at the close of business on November 26, 2010, the “Record Date” for voting, may vote at the Annual Meeting.

Each ordinary share that you owned on the Record Date entitles you to one vote on each matter properly brought before the Annual Meeting. As of the Record Date, there were issued and outstanding 63,090,207 ordinary shares.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Many shareholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record, we are sending these proxy materials directly to you. As our shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for your vote.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares if you follow the instructions you receive from your broker, bank or nominee. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring to the meeting a proxy properly executed by your broker, bank or nominee in your favor.

How to Vote

You may vote in person at the Annual Meeting or by proxy. All valid proxies properly executed and received by us prior to or at the Annual Meeting will be voted in accordance with the instructions they contain. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You may change your vote at the Annual Meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and at any adjournment thereof. If you give us your proxy, you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our Director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy, but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•	FOR the election of each of the named nominees for Director;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

•	with respect to any other matter that may come before the Annual Meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before the Annual Meeting.

If you are a shareholder of record, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a date later than the date of your previously submitted proxy;

•	notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your previously submitted proxy; or

•	voting in person at the Annual Meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee and you wish to revoke your previously submitted proxy, you should follow the instructions provided to you by your broker, bank or nominee. You may also revoke your proxy by voting in person at the Annual Meeting, provided you comply with the requirements indicated below.

Attending in Person

Any shareholder of record may vote in person. All Annual Meeting attendees will be required to present valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, and you wish to vote in person, you must also bring to the meeting a proxy properly executed by your broker, bank or nominee in your favor.

Votes Needed to Hold the Annual Meeting and Approve Proposals

In order to carry on the business of the meeting, shareholders entitled to cast not less than 1/3 of the total votes entitled to be cast at a meeting of shareholders must be represented at the Annual Meeting, either in person or by proxy. Only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Non-routine matters include the election of Directors. The ratification of the appointment of our independent registered public accounting firm is considered a routine matter for which brokers may vote shares held on behalf of beneficial owners who have not voted with respect to the particular proposal.

The affirmative vote of a majority of all of the votes cast by holders of ordinary shares represented in person or by proxy at the Annual Meeting is necessary to approve the election of each of the Director nominees. In the election of Directors, votes may be cast in favor of or withheld from any or all nominees. The affirmative vote of a majority of all of the votes cast by holders of ordinary shares represented in person or by proxy at the Annual Meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. Approval of any other matter properly submitted to the shareholders at the Annual Meeting generally will require the affirmative vote of a majority of all of the votes cast by holders of ordinary shares represented in person or by proxy and entitled to vote on that matter.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our ordinary shares and obtaining their voting instructions.

Deadline for Receipt of Shareholder Proposals for the 2012 Annual Meeting

If you wish to submit a proposal for inclusion in the proxy statement for our 2012 annual meeting of shareholders, you must follow the procedures outlined in Rule 14a-8 and any other applicable rules promulgated under the Securities Exchange Act of 1934, as amended to date (the “Exchange Act”), and we must receive your proposal at the address below no later than August 5, 2011. If the date of our 2012 annual meeting is more than 30 days from January 7, 2012, we may publicly announce a different submission deadline from that set forth above, in compliance with the rules of the Securities and Exchange Commission (the “SEC”).

If you wish to submit a proposal for our 2012 annual meeting but do not want to include it in our proxy materials, you still need to provide timely notice as set forth in our memorandum and articles of association and the applicable rules under the Exchange Act. Our memorandum and articles of association provide that for nominations of persons for election to our Board of Directors to be properly brought by a holder of our ordinary shares, such holder must have given timely notice in writing. To be timely, notice must be delivered to us no later than August 5, 2011 and no earlier than July 6, 2011, except that if the date of our 2012 annual meeting is more than 30 days from January 7, 2012, notice must be delivered no earlier than the 150th day prior to the date of our 2012 annual meeting and no later than the later of the 120th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals of matters other than nominations of persons for election to our Board of Directors, notice must be given no later than October 19, 2011 pursuant to the rules promulgated under the Exchange Act.

Contacting Us

If you have questions or would like more information about the Annual Meeting, you can contact us in either of the following ways:

• By telephone:	(510) 623-1231	• By writing:	Bruce M. Goldberg Vice President, Chief Legal and Chief Compliance Officer and Corporate Secretary SMART Modular Technologies (WWH), Inc. 39870 Eureka Drive Newark, CA 94560

FISCAL YEAR-END

SMART’s fiscal year ends on the last Friday in August of each year. Fiscal 2010 ended on August 27, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of November 15, 2010 by (1) each person known by us to be the beneficial owner of 5% or more of our outstanding ordinary shares, (2) each of our current executive officers named in the “Summary Compensation Table,” (3) each of our Directors, and (4) all of our executive officers and Directors as a group.

Percentage of ownership is based on 63,090,207 ordinary shares outstanding as of November 15, 2010. Beneficial ownership is calculated based on SEC requirements. These requirements treat as outstanding all ordinary shares that a person would receive upon exercise of options held by that person that are immediately exercisable or exercisable within 60 days after November 15, 2010, or restricted stock units (“RSUs”) that will vest and become releasable within 60 days after November 15, 2010. Shares issuable pursuant to options exercisable or RSUs releasable within 60 days of this date are deemed outstanding and held by the holder of such options or RSUs for computing the percentage of shares beneficially owned by such holder, but are not deemed outstanding for computing the percentages of any other person.

Other than as specifically noted below, the address of each of the named entities or individuals is c/o: SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

Greater than 5% Shareholders and Section 13(g) Filers:
FMR LLC(1)	8,678,284	13.76%
82 Devonshire Street Boston, MA 02109
Invesco Ltd.(2)	7,594,779	12.04%
1555 Peachtree Street NE Atlanta, GA 30309
TPG Capital, L.P. and its affiliated funds(3)	4,010,513	6.36%
301 Commerce St., Ste. 3300 Fort Worth, TX 76102
Royce and Associates LLC(4)	3,229,300	5.12%
745 Fifth Avenue New York, NY 10151
Executive Officers and Directors:
Iain MacKenzie(5)	1,272,389	1.98%
Barry Zwarenstein(6)	141,937	*
Alan Marten(7)	621,328	*
Wayne Eisenberg(8)	458,419	*
John (Jack) Moyer(9)	146,645	*
Kimberly E. Alexy(10)	5,068	*
Dennis McKenna(11)	36,670	*
Harry W. (Webb) McKinney(12)	68,545	*
Mukesh Patel(13)	511,105	*
Ajay Shah(14)	717,921	1.14%
Clifton Thomas Weatherford(15)	72,712	*
All Executive Officers and Directors as a group (11 persons)	4,052,739	6.19%

*	Indicates less than 1%.

(1)	Based solely on a Schedule 13G/A, reporting beneficial ownership, filed with the SEC on February 16, 2010. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of the shares as a result of acting as investment advisor to Fidelity Low-Priced Stock Fund (“Fund”), which owned 6,200,284 of the shares. FMR LLC or its direct or indirect wholly-owned subsidiaries hold or act as investment advisors to various other investment companies (the “FMR Affiliates”) that hold the remaining 2,478,000 shares. Edward C. Johnson, 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, the Fund and the FMR Affiliates, each has sole power to dispose of the shares owned by Fidelity, the Fund or the FMR Affiliates. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting shares owned directly by the fund, which power resides with the Fund’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund’s Board of Trustees.

(2)	Based solely on a Schedule 13G/A, reporting beneficial ownership, filed with the SEC on February 12, 2010. Represents 7,594,779 ordinary shares held by Invesco Trimark, Ltd., Invesco Aim Trimark Small Companies Fund and Invesco PowerShares Capital Management, or funds advised or managed by these entities.

(3)	Based solely on Form 4 filings, reporting changes in beneficial ownership, filed by T(3) Advisors II, LLC, TPG Advisors III Inc. and TPG Advisors IV Inc. with the SEC on April 16, 2010. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Advisors III, Inc., a Delaware corporation (“Advisors III”), which is the general partner of TPG Gen Par III, L.P., a Delaware limited partnership, which is the general partner of TPG Partners III, L.P., a Delaware limited partnership, which in turn is the managing member of TPG III SM, LLC (“TPG III SM”), which directly holds 1,055,086 ordinary shares of SMART Modular Technologies (WWH), Inc. Messrs. Bonderman and Coulter are also directors, officers and sole shareholders of T(3) Advisors II, Inc., a Delaware corporation (“T(3) Advisors II”), which is the general partner of T3 GenPar II, L.P., a Delaware limited partnership, which is the general partner of T3 Partners II, L.P., a Delaware limited partnership, which in turn is the managing member of T3 II SM, LLC (“T3 II SM”), which directly holds 1,336,837 ordinary shares of SMART Modular Technologies (WWH), Inc. and they are the sole shareholders of TPG Advisors IV, Inc., a Delaware corporation (“Advisors IV”, and together with Advisors III and T(3) Advisors II, the “Advisors Entities”), which is the general partner of TPG Gen Par IV, L.P., a Delaware limited partnership, which is the general partner of TPG Partners IV, L.P., a Delaware limited partnership, which in turn is the managing member of TPG IV SM, LLC (“TPG IV SM”), which directly holds 1,618,590 ordinary shares of the Company. Because of the relationship of Advisors III with TPG III SM, Advisors III may be deemed to beneficially own the ordinary shares of the Company directly held by TPG III SM, to the extent of the greater of its direct or indirect pecuniary interests in the profits or capital accounts of TPG III SM. Because of the relationships of Messrs. Bonderman and Coulter with the Advisors Entities, Messrs. Bonderman and Coulter may be deemed to beneficially own 4,010,513 ordinary shares of the Company.

(4)	Based solely on a Schedule 13G, reporting beneficial ownership, filed with the SEC on January 26, 2010. Represents 3,229,300 ordinary shares held by Royce & Associates, LLC.

(5)	Represents 133,377 ordinary shares held and 1,139,012 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010, of which 76,446 exercisable options are held by family trusts. Mr. MacKenzie has no voting or investment power over one trust containing 38,223 exercisable options established by his wife for the benefit of his child, and he disclaims beneficial ownership of such options and the underlying shares.

(6)	Represents 141,937 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010.

(7)	Represents 205,386 ordinary shares held and 415,942 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010.

(8)	Represents 56,369 ordinary shares held and 402,050 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010.

(9)	Represents 10,000 ordinary shares held and 136,645 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010.

(10)	Represents 5,068 ordinary shares held.

(11)	Represents 12,712 ordinary shares held and 23,958 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010.

(12)	Represents 12,712 ordinary shares held and 55,833 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010.

(13)	Represents 511,105 ordinary shares held. This amount includes 334,287 ordinary shares held by Patel Family Partners, L.P. and 164,106 ordinary shares held by the Patel Revocable Trust. Mukesh Patel and Harsha Patel are the general partners of Patel Family Partners, L.P. and have voting and investment power over the securities held by such entity and each of them may therefore be deemed to be the beneficial holders of such securities. Mr. Patel is the trustee of the Patel Revocable Trust and may be deemed to hold voting and investment power over the securities held by such entity. Mr. Patel disclaims beneficial ownership of the shares held by the Patel Revocable Trust except to the extent of his pecuniary interest therein. Also includes 12,712 ordinary shares held directly by Mr. Patel.

(14)	Represents ordinary shares owned by several estate-planning entities over which Mr. Shah has certain management and investment powers. Mr. Shah disclaims beneficial ownership of the securities held by such entities, except to the extent of any pecuniary interest therein.

(15)	Represents 12,712 ordinary shares held and 60,000 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after November 15, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) requires our Directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and, in the case of Directors and officers, written representations from the individuals required to file the reports.

Based solely on our review of such reports and representations, we believe that all of our Directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the fiscal year ended August 27, 2010.

STRUCTURE OF BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Director Independence.  We are required to comply with the director independence rules of the NASDAQ and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committees be composed solely of independent directors. Our Board of Directors has determined that Ms. Alexy and Messrs. McKenna, McKinney, Patel, Shah and Weatherford are each independent in accordance with applicable NASDAQ and SEC rules. The board previously determined that Dr. C.S. Park, who resigned from our board effective as of July 29, 2010, also was independent.

In determining Mr. Shah’s independence, the Board considered Mr. Shah’s relationship with our customer TES Electronic Solutions SAS (“TES”). During fiscal 2010, we entered into an ongoing arrangement (which was reviewed and approved by the Audit Committee) to provide procurement and logistics services to TES. Mr. Shah is a member of the board of directors of TES and may be deemed to beneficially own an interest in TES through Shah Capital Partners’ beneficial ownership of more than 10% of TES shares. For fiscal 2010, gross billings (largely comprised of the pass-through of the cost of goods for which the logistics services were obtained from SMART by TES) and net sales to TES were $1.3 million and $35,000, respectively. We do not believe Mr. Shah has a material interest in these transactions.

Director Responsibilities.  We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of seven Directors. During fiscal 2010, there were nine meetings of our Board. We expect Directors to attend and prepare for all meetings of the Board and the meetings of the committees on which they serve. During fiscal 2010, each of our Directors who is nominated for re-election attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served. Although under SMART’s memorandum and articles of association, each Director may serve until his or her death, disability, retirement, resignation or removal (with or without cause) by means of a resolution of the other

Directors or an ordinary resolution of our shareholders, our policy is to have each Director stand for election every year.

Executive Sessions of the Independent Directors.  Our independent Directors met in an executive session during each regularly scheduled meeting of the Board in fiscal 2010.

Annual Meeting Attendance.  We encourage all of our Board members to attend each annual general meeting of shareholders when practicable to do so. Three of our Directors standing for election attended our 2010 annual general meeting of shareholders.

Corporate Governance.  Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our Directors and Director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a Code of Business Conduct and Ethics that applies to all officers, Directors and employees. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics as well as the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website, www.smartm.com, under Investor Relations. We intend to disclose on our website any future amendments of, or waivers granted to our executive officers from a provision of our Code of Business Conduct and Ethics.

Communicating with our Board of Directors.  Any shareholder wishing to communicate with our Board of Directors may send a letter to our Corporate Secretary at 39870 Eureka Drive, Newark, California 94560. Communications intended specifically for non-employee Directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee.

Committees of our Board of Directors and Independence of Each Committee Member

Our Board of Directors has four standing committees and, except with respect to Mr. MacKenzie’s membership on our Strategy Committee, each committee member has been determined by our Board of Directors to be independent in accordance with applicable NASDAQ and SEC rules. A description of each committee and its functions is set forth below. In addition, the current members of each committee and the number of meetings held during fiscal 2010 are shown in the following table:

Nominating and
Corporate
	Audit	Compensation	Governance	Strategy
Director	Committee	Committee	Committee	Committee

Ajay Shah				X
Iain MacKenzie				X
Kimberly E. Alexy	X	X	Chair
Dennis McKenna	X	X		Chair
Harry W. (Webb) McKinney	X	Chair		X
Mukesh Patel			X	X
Clifton Thomas Weatherford	Chair and Financial Expert		X
Number of committee meetings held during fiscal 2010	11	5	7	2

Audit Committee

The Audit Committee of our Board of Directors reviews our financial statements and accounting practices, our internal audit functions and our internal controls and makes recommendations to our Board of Directors regarding the selection of independent auditors. The Audit Committee also reviews and is authorized to approve material related party transactions. In addition, the Audit Committee is authorized to retain special legal, accounting or other advisors in order to seek advice or information with respect to all matters under consideration.

Compensation Committee

The Compensation Committee of our Board of Directors generally oversees our compensation and benefits policies, including our equity incentive program, evaluates our CEO and other officer’s performance and compensation, including making recommendations to the Board of Directors on compensation for our CEO, approves compensation for all executives other than our CEO and oversees and recommends compensation for our Directors. The Compensation Committee is also authorized to retain compensation consultants in the performance of its responsibilities with respect to executive and Director compensation. See Compensation Discussion and Analysis below for further information regarding the Compensation Committee’s processes and responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors identifies and recommends nominees to our Board of Directors, evaluates and makes recommendations to the Board of Directors regarding determinations of Director independence, assesses the performance of incumbent directors in evaluating each for re-nomination for election to our Board, reviews SMART’s management succession plan, and oversees compliance with our Corporate Governance Guidelines. In addition, under our Corporate Governance Guidelines, if a Director has a conflict of interest, the Director must disclose the conflict to the Nominating and Corporate Governance Committee and our Board of Directors and must recuse himself or herself from participation in the discussion and must not vote on the matter.

Strategy Committee

The Strategy Committee of our Board of Directors monitors strategic developments in the industries in which SMART is active and participates with management to assess, develop, modify, and/or recommend long-term corporate strategies, including identifying and setting strategic goals and expectations intended to focus on long-term initiatives as opposed to day-to-day operations. The Strategy Committee also reviews and can make recommendations concerning major merger and acquisition candidates, investments, product plans and/or product lines, and divestitures or restructuring.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was an officer or employee of SMART. None of our executive officers serves or served during fiscal 2010 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Consideration of Director Nominees

Director Qualifications.  The Nominating and Corporate Governance Committee Charter specifies the criteria applied to nominees recommended by the Nominating and Corporate Governance Committee for a position on our Board of Directors. Candidates for Director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our shareholders. In conducting its assessment, the Nominating and Corporate Governance Committee considers issues of judgment, age, skills, background, experience, and in the case of incumbent Directors nominated for re-election, such Director’s past performance, and such other factors as it deems appropriate given the needs of SMART and the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by the charter of each committee and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a Director and a committee member. While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with respect to consideration of Director nominees, it does consider diversity in its selection of nominees and seeks to have a Board of Directors that brings to the Company a variety of perspectives and skills derived from varied business, professional and personal experience.

Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers whether or not to fill the vacancies and, if so, it also considers various potential candidates for Director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Directors, professional search firms it is authorized to engage, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Shareholder Nominees.  Candidates for Director recommended by shareholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Nominating and Corporate Governance Committee at the address listed on page 4 of this proxy statement.

Director Compensation

Employee Directors and Directors who do not meet the standards for independence under SEC and NASDAQ rules do not receive compensation for service on our Board of Directors. Mr. MacKenzie is the only Director who is also an employee of SMART and, accordingly, he did not receive any additional compensation for his service on our Board of Directors for fiscal 2010.

Our non-employee independent Directors were entitled to receive the following fees for service on our Board of Directors during fiscal 2010:

Board of Directors — annual fee	$40,000	(1)
Board of Directors — each meeting attended	$1,500	(2)

Committee — Annual Fee	Chair		Member

Audit Committee	$20,000	(3)	$5,000
Compensation Committee	$9,000	(4)	$3,000
Nominating & Corporate Governance Committee	$6,000		$3,000
Strategy Committee	$6,000		$3,000
Committee — each meeting attended	$1,000	(2)

(1)	The annual retainer was $30,000 at the beginning of fiscal 2009; however in the third quarter of fiscal 2009, the Board instituted a temporary fee reduction of 20% due to the difficult economic environment SMART was operating in. As a result, the fee to be paid to Board members in the first quarter of fiscal 2010 was $6,000. As the Company’s financial performance improved, the Board reinstated the $30,000 annual fee effective for the second quarter of fiscal 2010 and Board members were entitled to receive $7,500 for the second quarter. In the third quarter of fiscal 2010, in order to make the Company’s fees comparable to market rates, upon the recommendation of the Compensation Committee, the Board approved an increase in the annual retainer to $40,000, and Board members were entitled to receive $10,000 for each of the third and fourth fiscal quarters of 2010.

(2)	This amount previously was not paid for telephonic participation in Board or Committee meetings until, upon the recommendation of the Compensation Committee, the compensation policy was changed to include payment for telephonic participation beginning in the third quarter of fiscal 2010.

(3)	At the beginning of fiscal 2010, the annual retainer was $15,000 for the Chair. In the third quarter of fiscal 2010, in order to make the Company’s fees comparable to market rates, upon the recommendation of the Compensation Committee, the Board approved an increase in the annual retainer for the Chair to $20,000, and the Chair was entitled to receive $5,000 for each of the third and fourth fiscal quarters of 2010.

(4)	At the beginning of fiscal 2010, the annual retainer was $8,000 for the Chair. In the third quarter of fiscal 2010, in order to make the Company’s fees comparable to market rates, upon the recommendation of the Compensation Committee, the Board approved an increase in the annual retainer for the Chair to $9,000, and the Chair was entitled to receive $2,250 for each of the third and fourth fiscal quarters of 2010.

In addition, in order to remain competitive in attracting and retaining qualified non-employee independent Directors, we grant time-based RSUs to non-employee independent Directors. Upon first joining the Board of

Directors, each non-employee independent Director is entitled to an initial award of time-based RSUs consisting of a number of shares determined by taking the annual unadjusted Board fee x 2.5 and dividing it by the closing stock price of SMART’s ordinary shares on the date of the award. These initial awards vest over four years in equal annual installments, starting on the first year anniversary of the award date.

Furthermore, non-employee independent Directors who have served on SMART’s Board of Directors for at least six months are entitled to receive an annual award of time-based RSUs. Prior to the start of fiscal 2010, the value of this annual award was set at $37,500. In the third quarter of fiscal 2010, upon the recommendation of the Compensation Committee, the Board approved an increase in the value of these annual awards to $75,000 which would be phased in incrementally over a two-year period. This change was made in order to bring the Company’s Director compensation policy more in line with the market for comparable companies.

As a result of the staggered phase-in of this change to our policy, the value of the annual award for fiscal 2010 was $56,250, and the number of RSUs granted was determined by dividing $56,250 by the closing stock price of SMART’s ordinary shares on July 30, 2010, which was the date of the award. Annual awards of time-based RSUs vest in full on the first year anniversary of the award date. Starting in fiscal 2011, the timing of annual grants awarded to Directors will change from July of each year to the first Friday following each annual general meeting of shareholders (which typically occurs in January). This change was made to better align the annual grants with each Director’s new term. In January 2011, each Board member elected or re-elected at our Annual Meeting, will receive a grant with a value of $32,750, which represents a full year at $65,500, pro rated at 50% in light of the grants made in July 2010. In January 2012, the value of each annual award is expected to be $75,000.

The following table sets forth cash and equity compensation paid to non-employee independent Directors during fiscal 2010 and the aggregate number of equity awards held by each such Director as of fiscal year-end.

						Stock
	Fees				Options	Awards
	Earned or	Option	Stock		Held as of	Held as of
Name	Paid in Cash	Awards	Awards(1)	Total	8/27/2010(2)	8/27/2010(2)

Ajay Shah(3)	$27,750	$—	$56,248	$83,998	—	10,397
Kimberly E. Alexy(4)	$76,750	$—	$131,247	$207,997	—	30,667
Dennis McKenna	$76,000	$—	$56,248	$132,248	50,000	10,397
Harry W. (Webb) McKinney	$78,750	$—	$56,248	$134,998	60,000	10,397
Dr. C.S. Park(5)	$54,417	$—	$—	$54,417	28,000	—
Mukesh Patel	$48,250	$—	$56,248	$104,498	—	10,397
Clifton Thomas Weatherford	$81,500	$—	$56,248	$137,748	60,000	10,397

(1)	Represents the dollar amount calculated using the fair value for unvested time-based RSUs comprising each Director’s annual grant, except for Ms. Alexy, whose amount is comprised of an initial grant plus her annual grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No equity awards were forfeited by any of the Directors in fiscal 2010. For additional information on the valuation assumptions, see Note 1(q) to our financial statements in our Annual Report on Form 10-K for the year ended August 27, 2010.

(2)	Represents the number of shares underlying unvested and vested options and unvested RSUs held as of August 27, 2010.

(3)	Represents payments earned by Mr. Shah beginning June 15, 2010. Prior to this time, Mr. Shah was not compensated according to the Director compensation policy described above because he was not previously determined to be independent.

(4)	Ms. Alexy joined our Board of Directors effective September 1, 2009.

(5)	Dr. Park resigned from our Board of Directors effective July 29, 2010.

Director Stock Ownership Guidelines

In March 2010, our Board of Directors adopted stock ownership guidelines which are applicable to our Directors. The ownership guidelines specify a number of shares that our Directors must accumulate and hold within five years of the adoption of the guidelines or the Director’s election to our Board. Shares held directly by a Director or the Director’s immediate family member, shares held in trust by a Director and vested, in-the-money stock options held by a Director count toward satisfying these ownership guidelines. Unvested or out-of-the-money stock options and RSUs do not count toward satisfying these ownership guidelines.

Directors are required to accumulate and hold the lesser of (i) a number of shares having a value equal to the Director’s annual fee for service on our Board, or (ii) 5,000 shares. The market value or number of shares held is measured at the date of each annual general meeting of shareholders to assess compliance with these guidelines. The first measurement of compliance since the guidelines were adopted will take place on the date of our 2011 Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the Director candidates named below to serve until our next annual general meeting of shareholders. All of these nominees currently serve as our Directors. If a Director nominee becomes unavailable before the election, your proxy authorizes the individuals named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one. There are no family relationships among any of our Directors and the Named Executive Officers listed in the Summary Compensation Table below.

		Director
Name	Age	Since

Iain MacKenzie	52	2004
Ajay Shah	51	2004
Kimberly E. Alexy	40	2009
Dennis McKenna	61	2009
Harry W. (Webb) McKinney	65	2007
Mukesh Patel	52	2004
Clifton Thomas Weatherford	64	2005

Set forth below is information about each of our nominees for Director:

Iain MacKenzie.  Mr. MacKenzie has served as SMART’s President since February 2002, and he became a Director in April 2004 upon the divestiture from Solectron. In September 2005, he was named Chief Executive Officer. Previously, from August 1998 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations through the transition in November 1999 to the Technology Solutions Business unit of Solectron. Prior to that, he was responsible for the start up and growth of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998. Before joining SMART, in 1997, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division) and Apricot Computers Ltd. (a Mitsubishi Company). Within the past five years, Mr. MacKenzie has not served on any public company boards other than SMART. Mr. MacKenzie holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland. Mr. MacKenzie serves as a member of our Strategy Committee.

As our President and Chief Executive Officer, Mr. MacKenzie brings to the Board significant senior leadership as well as technical expertise and significant experience in operations, engineering, sales, marketing and international transactions. As SMART’s top executive, Mr. MacKenzie has direct responsibility for strategy development and execution, and this, coupled with his thirteen-year tenure with SMART, makes him particularly well suited for service on our Board.

Ajay Shah.  Mr. Shah has been a Director and the Chairman of the Board since April 2004. Mr. Shah is the founder and Managing Director of the Silver Lake Sumeru Fund, a role he has held since 2007. Mr. Shah is also the Managing Partner of Shah Capital Partners, a role he has held since 2003. In 1999 Mr. Shah helped found, and from 1999 to 2002, he served as the CEO of, the Technology Solutions Business unit of Solectron. Mr. Shah was a co-founder of SMART in 1988 and served as its Chairman and CEO until 1999 when it was acquired by Solectron and became part of Solectron’s Technology Business unit. Mr. Shah currently serves on the boards of Power-One, Inc., Spansion, Inc. and several privately held companies. Within the past five years, Mr. Shah has also served on the board of Flextronics International. Mr. Shah holds an M.S. in Engineering Management from Stanford University, and a B.S. in Engineering from the University of Baroda, India. Mr. Shah serves as a member of our Strategy Committee.

As managing director of a private equity firm, Mr. Shah brings to the Board significant strategic, financial and capital market expertise and, as a co-founder and former executive of SMART, he brings to the Board significant engineering, technical, management and industry experience. In addition, Mr. Shah has a long history in the markets SMART serves and a background in setting the strategy for the Company. Mr. Shah’s service on other public company boards provides cross-board experience.

Kimberly E. Alexy.  Ms. Alexy has been a Director since September 2009. Ms. Alexy currently serves as the Principal of Alexy Capital Management, a private investment management firm that she founded in 2005. From 1998 to 2003, she served as Senior Vice President and Managing Director of Equity Research for Prudential Securities; from 1995 to 1998 she served as Vice President of Equity Research at Lehman Brothers, and from 1993 to 1995 she was Assistant Vice President of Corporate Finance at Wachovia Bank. Ms. Alexy currently serves on the board and on the audit and compensation committees of CalAmp Corp., a wireless datacom products company. From 2009 until its sale in September 2010, Ms. Alexy served on the board, was a member and Chair of the compensation committee and a member of the audit committee of Southwest Water, a water and waste-water utility services company. From 2005 until 2010, Ms. Alexy served on the board, was the Chair of the compensation committee, a member and interim Chair of the audit committee and a member of the nominating and corporate governance committee of Dot Hill Systems, a storage systems company. Ms. Alexy is a Chartered Financial Analyst (CFA) and holds an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary and a B.A. from Emory University. Within the past five years, Ms. Alexy has also served on the board of Maxtor Corporation prior to its acquisition by Seagate Technology. Ms. Alexy serves as the Chair of our Nominating and Corporate Governance Committee and a member of our Audit Committee and our Compensation Committee.

As the Principal of a financial management firm and former analyst, Ms. Alexy brings to the Board substantial expertise in financial and strategic analysis as well as technical and industry analysis. Ms. Alexy’s current and past service on other public company boards and committees, including audit committees, provides cross-board experience and significant exposure to the data storage industry.

Dennis McKenna.  Mr. McKenna has been a Director since January 2009. From 2008 to 2010, Mr. McKenna served as Chairman of the board of directors and, from 2009 to 2010 he served as interim CEO and President of Skycross, Inc., a privately held company providing global wireless RF solutions for the mobile phone, entertainment and computing industries. From 2006 to 2007, Mr. McKenna served as Chairman, CEO, and President of Silicon Graphics, a maker of high performance computing solutions, during its financial restructuring process. Mr. McKenna also served as interim CEO and President of SCP Global Technologies, a manufacturer of semiconductor equipment, during its sale process in 2005. In 1997, Mr. McKenna founded ChipPAC, a provider of semiconductor assembly and test services listed on the NASDAQ. He served as its Chairman, CEO and President until its sale in 2004 to form STATSChipPAC. Mr. McKenna currently serves on the board of directors and on the audit and compensation committees of Pericom Semiconductor, a worldwide supplier of high-speed serial connectivity integrated circuits and frequency control products. Within the past five years, Mr. McKenna has served on the board of directors of Legerity, Inc., a privately held fabless semiconductor company in the communications market, until its sale to Zarlink. Mr. McKenna holds a B.S. in Business Administration from Wayne State University in Detroit, Michigan. Mr. McKenna serves as the Chair of our Strategy Committee and as a member of our Audit Committee and our Compensation Committee.

As a long-time semiconductor industry executive, Mr. McKenna brings to the Board extensive executive management, technical, financial, operational and industry experience with particular expertise in the semiconductor and semiconductor packaging industries. Mr. McKenna’s service on other public company boards and committees, including audit committees, provides cross-board experience.

Harry W. (Webb) McKinney.  Mr. McKinney has been a Director since April 2007. Mr. McKinney currently serves as an independent management consultant to a variety of companies. Previously, Mr. McKinney served as Executive Vice President in charge of merger integration, global citizenship efforts, organizational effectiveness and governance initiatives at Hewlett-Packard (“HP”) until his retirement in 2003. Other positions he held at HP during his 34-year tenure include President of Business Customer Organization, responsible for worldwide sales, marketing, manufacturing, and delivery of products for HP’s business customers; Vice President and General Manager of the PC business, responsible for the development, manufacturing and marketing of commercial desktop, mobile computing and server businesses worldwide; General Manager of the Home Products Division, leading HP’s initial entry into the consumer market for home computing products; and General Manager of the PC Software Division. Mr. McKinney currently serves on the boards of four non-profit organizations, aLearn, Civic Ventures, Resource Area for Teaching (RAFT) and The American Leadership Forum of Silicon Valley (ALF). Within the past five years, Mr. McKinney has not served on any public company boards other than SMART. Mr. McKinney holds a B.S. and M.S. in Electrical Engineering from the University of Southern California. Mr. McKinney serves as the Chair of our Compensation Committee and as a member of our Audit Committee and our Strategy Committee.

As a former senior executive for a global technology leader and, historically, one of SMART’s largest customers, Mr. McKinney brings to the Board significant executive management, strategy, and international operations experience, along with proven experience with consumer products and channels.

Mukesh Patel.  Mr. Patel has been a Director since April 2004. Mr. Patel is the founder and Managing Director of Invati Capital LLC, a role he has held since 2008. Previously, Mr. Patel served as President and Chief Executive Officer of Metta Technology, which he co-founded in 2004, until its acquisition by LSI Logic Corporation in 2006. From 1999 to 2001 he served as Chief Executive Officer of Sparkolor Corporation, which was acquired by Intel Corporation in 2002. Mr. Patel was a co-founder of SMART in 1988, which was acquired by Solectron in 1999. Mr. Patel served as SMART’s Vice President and General Manager, Memory Product Division, from 1995 to 1999 and as Vice President of Engineering from 1989 to 1995. Prior to SMART, Mr. Patel was employed in the semiconductor industry at Seeq Technology, Advanced Micro Devices and Samsung Semiconductor. Mr. Patel currently serves on the board of AEHR Test Systems and multiple privately held companies. Within the past five years, Mr. Patel has not served on any other public company boards. He holds a B.S. in Electrical Engineering from Bombay University, India. Mr. Patel serves as a member of our Nominating and Corporate Governance Committee and our Strategy Committee.

As Managing Director of a venture capital firm, Mr. Patel brings to the Board significant financial, strategic, business and industry expertise. As a co-founder and former executive of the Company, after spending several years prior working in the semiconductor industry, he brings significant executive management, operational, technical, and industry experience with particular expertise in semiconductors and mergers and acquisitions. Mr. Patel’s service on other public company boards provides cross-board experience.

Clifton Thomas Weatherford.  Mr. Weatherford has been a Director since March 2005. Mr. Weatherford served as Executive Vice President and Chief Finance Officer of Business Objects, a provider of business intelligence software, from September 1997 until his retirement in January 2003. With over 39 years of experience in global technology companies in the United States, Europe and Japan, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services from January 1996 to August 1997, Logitech from February 1994 to December 1995, Ungermann-Bass, Inc., a wholly owned subsidiary of Tandem Computers, from July 1990 to January 1994, Applied Materials from May 1989 to March 1990, Schlumberger from February 1982 to April 1989 and Texas Instruments from April 1971 to January 1982. Mr. Weatherford currently serves on the board and is the chair of the audit committee of each of Advanced Analogic Technologies, Mellanox Technologies, Tesco Corporation and Spansion, Inc. and has served as a member of the SEC Federal Advisory Committee on Accounting Standards. Within the past five years, Mr. Weatherford has also served on the boards of InfoGroup, Synplicity, Saba

Software and ILOG S.A. Mr. Weatherford holds a B.B.A. from the University of Houston. Mr. Weatherford serves as the Chair and financial expert of our Audit Committee and as a member of our Nominating and Corporate Governance Committee.

As a seasoned global technology executive with more than 20 years experience in financial leadership roles at multiple companies, Mr. Weatherford brings to the Board significant financial, operational and executive management expertise and substantial experience with SEC reporting and compliance. Mr. Weatherford’s experience on other public company boards and audit committees provides broad industry expertise, extensive financial expertise and substantial cross-board experience.

Board’s Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk assessment and risk management, and our management team is responsible for the assessment and day-to-day management of the risks we face. The Board as a whole oversees the general business-related risks through the annual operating plan development, review and approval process. The Audit Committee oversees and manages risks associated with our financial statements and financial reporting, credit and liquidity, and certain compliance matters. The Audit Committee also oversees risks arising from transactions with related persons. The Nominating and Corporate Governance Committee oversees and manages risks associated with the Code of Ethics and Business Conduct, succession planning, and certain compliance matters. The Nominating and Corporate Governance Committee also oversees risks associated with our overall governance practices and the leadership structure of the Board as well as assessing risks associated with Director independence. Our Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and employee compensation generally. Our Strategy Committee oversees and assesses risks associated with mergers and acquisitions and strategic planning and investments.

Our Board is kept informed of each committee’s risk oversight and other activities via regular reports of the committee chairs to the full Board. Our Board’s role in risk oversight is consistent with the Board’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing SMART’s risk exposure, and the Board and committees of the Board providing oversight in connection with those efforts.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer have been split by our Board. Mr. Shah is our Chairman, and Mr. MacKenzie is our Chief Executive Officer. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time because it allows our CEO to focus primarily on SMART’s business strategy, operations and corporate vision. Although the roles are currently separated, our Board does not have a standing policy mandating that the roles of Chairman and CEO continue to be separated.

Risk Assessment — Compensation Policies and Practices

A team composed of senior members of our human resources and legal departments, together with senior management, reviewed elements of our compensation programs, policies and practices in an effort to assess whether any of our programs, policies or practices created risks that are reasonably likely to have a material adverse effect on SMART. This assessment included a review of the primary design features of SMART’s compensation programs, policies and practices, the process for determining executive and non-executive compensation, and consideration of features of our compensation program that help to mitigate risk. Management reviewed and discussed the results of this assessment with the Compensation Committee, which consulted with its compensation consultant on compensation design matters. Based on this review, we believe that our compensation programs, policies and practices, individually and in the aggregate, do not create risks that are reasonably likely to have a material adverse effect on SMART.

A primary focus of this review was our executive compensation program and our equity compensation program. We believe that the various components of our compensation program, particularly for the executive officers and other members of senior management, are appropriately balanced so as to avoid any excessive risk-taking for the following reasons:

•	Long-term equity incentives represent a significant component of executive and non-executive compensation and promote a commonality of interest between our employees and our shareholders in sustaining and increasing shareholder value.

•	A significant portion of the ongoing equity grants to executive officers and key employees is currently in the form of performance-based RSUs. We believe that the combination of stock options, performance-based RSUs and time-based RSUs balances the advantages and disadvantages of each type of award. Stock options have value only if the value of the shares increases above the closing price of our ordinary shares on the date the options were granted, which encourages recipients to focus on business growth. RSUs have value even as the value of our ordinary shares fluctuates. Thus, RSUs can have retention and incentive value regardless of short-term changes in the stock price while our performance-based RSUs serve to encourage efforts to increase the long-term value of our stock by connecting the total amount of shares that can be earned to the performance of our stock price relative to the performance of an external stock index.

•	All equity awards vest over a period of years, which encourages the recipients to focus on sustaining our long-term performance. Because awards are typically granted on an annual basis, employees always have unvested awards outstanding that could decrease significantly in value if our business is not managed to achieve our long-term goals.

•	Other than sales commissions paid only to our salespeople, our cash incentive plans are based on the performance of SMART and/or of a particular business unit, which, for fiscal 2010, was tied to Non-GAAP Net Income (defined below) for the Company as a whole and margin targets in the case of certain business units. Management believes that this better aligns the interest of executives and other employees with the interests of the shareholders and helps reduce risk-taking by individuals that is inconsistent with these interests.

•	While most employees receive cash incentives quarterly, for executives, cash incentives are instead paid on a semi-annual and year-end basis. We believe using this semi-annual, rather than a quarterly, measurement period helps to further reduce the risk of short-term decision-making at the executive level.

•	For all employees, including executive officers, bonuses, in the aggregate, are generally not paid in excess of 100% of the target pool amount for any period until the year-end performance is determined. Furthermore the aggregate cash incentive pool to be paid will not exceed 150% of the aggregate targeted cash incentive pool amount, which we believe also reduces risks of short-term decision-making.

Board of Directors Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending August 26, 2011. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may, but is not required to, reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in SMART’s and its shareholders’ best interests. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, KPMG LLP, in fiscal 2010 and 2009.

	Fiscal Year
	2010	2009

Audit fees	$1,671,500	$1,948,100
Audit-related fees	43,500	14,704

Total fees	$1,715,000	$1,962,804

Audit fees consist of services rendered to us and our subsidiaries for the integrated audit of our annual consolidated financial statements and effectiveness of internal control over financial reporting included in our Annual Report on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q and services provided in connection with other statutory audits and regulatory filings.

Audit-related fees consist of fees billed for contract review and related valuation concepts as well as a review of certain tax planning activities in connection with regulatory matters in Brazil.

Pre-Approval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the Audit Committee pre-approve audit and non-audit services to be provided by SMART’s independent auditors before they are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such delegates must present any such approvals so made to the full Audit Committee at the next Audit Committee meeting.

All services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s pre-approval policies or ratified at the next Audit Committee meeting.

Board of Directors Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 26, 2011, as set forth in this Proposal 2.

EXECUTIVE OFFICERS

In addition to Mr. MacKenzie, the following persons were executive officers of SMART as of the 2010 fiscal year-end:

Name	Age	Position

Barry Zwarenstein	62	Senior Vice President and Chief Financial Officer
Alan Marten	51	Senior Vice President and General Manager, Memory Business Unit
Wayne Eisenberg	52	Vice President, Worldwide Sales
John (Jack) Moyer	61	Vice President, Human Resources

Barry Zwarenstein.  Mr. Zwarenstein has served as our Senior Vice President and Chief Financial Officer since September 2008. Mr. Zwarenstein’s key areas of responsibilities include finance, tax, treasury, investor relations, internal audit and Sarbanes-Oxley compliance, business development, and risk management activities. Prior to joining SMART, Mr. Zwarenstein served as Executive Vice President — Finance and Chief Financial Officer of VeriFone Holdings, Inc., a provider of technology that enables electronic payment transactions, from July 2004 to August 2008. Mr. Zwarenstein also served as Vice President — Finance and Chief Financial Officer of Iomega Corporation, a computer storage company, from November 2001 to June 2004. Mr. Zwarenstein is a Director and the Chairman of the audit committee of DealerTrack, Inc. Mr. Zwarenstein received a Bachelor of

Commerce degree from the University of Natal, South Africa and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa).

Alan Marten.  Mr. Marten has served as Senior Vice President and General Manager of our Memory Business Unit since October 2007. Previously, he served as Vice President and General Manager of our Memory Business Unit from April 2004 and held an equivalent position at SMART when it was a division within Solectron Corporation, from 1997 through its divestiture. Mr. Marten is responsible for our product line management and business strategy, as well as oversight and management of engineering, our largest customers and the advance packaging group. Mr. Marten is also responsible for strategic planning and marketing efforts. Previously, Mr. Marten held the positions of SMART’s Vice President of Sales and Marketing from 1995 to 1997 and Director of Sales from 1990 to 1994. Prior to that, Mr. Marten was with Arrow Electronics where he served as Director of Product Management, Semiconductor and Memory Products from 1987 to 1989 and prior to that he began his career at AMD as a financial analyst and a product-marketing manager. Mr. Marten holds a B.S. in Economics from Santa Clara University.

Wayne Eisenberg.  Mr. Eisenberg has served as our Vice President of Worldwide Sales since April 2004 and previously held an equivalent position at SMART from 2002 when it was a division within Solectron Corporation. Mr. Eisenberg is responsible for our global, strategic and general accounts. Between 1995 and 2002, Mr. Eisenberg held various positions with SMART, including Vice President of Sales, Director of North American and European Sales, Director of North American Sales, Director of Western Area OEM Sales, and Director of Channel Sales. Mr. Eisenberg has also held various positions at other high technology companies including Toshiba America CSD, GRiD Systems, Harris Corporation, Decision Data Computer Corporation and Monroe Systems. He holds a B.A. in Journalism with a minor in Business Administration from California State University at Chico.

John (Jack) Moyer.  Mr. Moyer has served as our Vice President of Human Resources since November 2007. Mr. Moyer is responsible for our worldwide human resources strategy, organizational development and planning, compensation, benefits, talent acquisition and employee relations. Prior to joining SMART, Mr. Moyer was an independent business consultant from 2006 and handled strategic human resources efforts for high technology companies, emphasizing in areas including merger and acquisition integration, a wide range of compensation matters, benefits, recruitment and organizational development. From 2002 to 2006, Mr. Moyer served as Vice President of Worldwide Human Resources for Chordiant Software, an enterprise software company. He has acquired broad corporate experience, which spans over 25 years and covers the software industry, corporate services, public relations, information services, and customer relations functions, derived from working with companies such as The Santa Cruz Operation, Inc. (SCO), Ore-Ida Foods, Inc., MasPar Computer Corporation, BusinessLand, Inc., and National Micronetics, Inc. Mr. Moyer also served on the board of Junior Achievement (Silicon Valley and Monterey Bay chapter) from 1987 to mid-2010. Mr. Moyer holds an M.B.A. and B.S. in Business Administration with an emphasis in Marketing from San Jose State University.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics with respect to executive officer compensation processes and decisions:

•	Administration of our Executive Officer Compensation Program

•	Executive Compensation Philosophy and Framework

•	Evaluation of Executive Officer Compensation

For fiscal 2010, the following executive officers named in the “Summary Compensation Table” below are considered to be Named Executive Officers:

•	Iain MacKenzie, President, Chief Executive Officer and Director

•	Barry Zwarenstein, Senior Vice President and Chief Financial Officer

•	Alan Marten, Senior Vice President and General Manager, Memory Business Unit

•	Wayne Eisenberg, Vice President, Worldwide Sales

•	John (Jack) Moyer, Vice President, Human Resources

Administration of Our Executive Officer Compensation Program

Our executive officer compensation program is generally administered by our Compensation Committee, which reports to our Board of Directors. Operating under its charter, the Compensation Committee discusses and evaluates executive officer compensation, benefit plans, and related matters. The annual compensation review includes a determination of the companies to be considered in our peer group, and a review of external market compensation comparisons relative to our peer companies and other comparable companies, including executive base salaries, cash incentives and long-term equity awards. The Compensation Committee reviews and determines whether and to what extent to approve all final recommendations from management regarding all forms of compensation for the Named Executive Officers (other than the CEO). The Compensation Committee also evaluates the performance of the CEO, reviews all forms of compensation paid to the CEO and makes recommendations to the Board of Directors for its consideration and approval. The Compensation Committee is comprised of three independent members, and a copy of its charter is available on our website, www.smartm.com, under Investor Relations.

Role of Management.  In carrying out its responsibilities, the Compensation Committee asks the CEO and Vice President, Human Resources, to provide information on company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee believes it is important to consider the CEO’s input, particularly his evaluation of individual performance as well as the expected contribution and future potential of the other Named Executive Officers, because of his daily interaction with them. The CEO may recommend changes in base salaries, target cash incentives, and annual equity awards for Named Executive Officers (other than himself), but the Compensation Committee (or the Board, on the recommendation of the Compensation Committee) provides final approval of all compensation matters for Named Executive Officers. The CEO also recommends the annual operating plan to the Board of Directors for approval, which includes corporate and division performance objectives and financial goals for the year.

As discussed further below, SMART’s semi-annual and annual business performance, for purposes of calculating the size of the pool available for semi-annual and annual bonuses paid to Named Executive Officers, is determined by comparing actual results to the Board-approved annual operating plan targets for corporate and, in some cases, business unit, performance. Performance relative to annual operating plan targets determines the size of the pool available for bonuses to be paid to the Named Executive Officers. Bonuses are then set and paid to Named Executive Officers out of this pool after an assessment of each officer’s individual performance during the applicable period. The CEO also reviews the compensation data gathered from compensation surveys to make his recommendations to the Compensation Committee on base salary, annual cash incentive target amounts, and equity awards for each Named Executive Officer other than himself. Our Vice President, Human Resources assists the CEO in reviewing the performance of our Named Executive Officers as well as market compensation data to help determine the compensation recommendations that the CEO will make.

Role of the Compensation Consultant.  For fiscal 2010 compensation, the Compensation Committee retained Compensia, Inc. as its outside compensation consultant. Compensia reports directly to and is accountable to the Compensation Committee. Compensia provides advice, information and recommendations relating to the evaluation of Named Executive Officer compensation, including base salary, cash incentive and equity incentive levels and program structures, as well as other retention programs for our Named Executive Officers relative to SMART’s peer group and comparably-sized technology companies. In addition, Compensia assists the Compensation Committee with the development of a peer group and the design and refinement of SMART’s compensation philosophy. Compensia also advises the Compensation Committee regarding compensation disclosures, share ownership guidelines, shareholder proposals, and trends and best practices in executive and director pay.

In the course of its work, Compensia interacts with management to understand existing Company programs and policies, collects current pay program data, reviews competitive compensation data, obtains feedback on industry trends and best practices, and provides input on the Compensation Discussion and Analysis disclosure in our proxies. For services rendered for fiscal 2010 to the Compensation Committee, we paid Compensia approximately $113,000. Compensia does not provide, and has not been retained to provide, any services to SMART outside of the work assigned by the Compensation Committee.

Executive Compensation Philosophy and Framework

Compensation Philosophy

Our executive compensation philosophy is to make our total cash compensation (base salary and target cash incentives) competitive with the companies in our peer group and other comparably-sized technology companies. Our executive compensation philosophy is designed to offer the opportunity to earn relatively high rewards based on performance, while providing comparatively lower guaranteed compensation levels in the form of salary. The application of our philosophy to particular aspects of our executive compensation program continues to evolve as a result of our growth and maturation as a public company. Historically, we have paid salaries to our executives that were generally less than salaries paid to executives of comparably-sized public companies. The lower salaries were offset by cash incentives that we felt brought total cash compensation to competitive market levels and equity awards that had the potential to provide significant value if the executives were successful in increasing our stock price over the long-term.

Although there is significant variability in pay across the Named Executive Officers, base salaries were, on average, approximately at the twenty-fifth percentile of the competitive market, and targeted total cash for the Named Executive Officers was slightly below the fiftieth percentile of the market. For fiscal 2010, equity values were slightly below the fiftieth percentile for named executive officers other than the CEO at comparable companies, and slightly above the twenty-fifth percentile for CEOs at comparable companies, if reviewing just the annual focal grants (options and performance-based RSUs only). Equity values were between the sixtieth and seventy-fifth percentiles on average for named executive officers excluding the CEO at comparable companies, and at approximately the fiftieth percentile for the CEO at comparable companies, when special time-based RSUs were included in the analysis. These special time-based RSUs were awarded for the first time in fiscal 2010 to assist with retention of management during a period of general economic uncertainty.

In light of the negative impact on the Company created by a challenging economic environment and consistent with our efforts to reduce costs, effective as of the third quarter of fiscal 2009, SMART instituted base salary reductions for U.S. employees, based on personnel grade, pursuant to which the base salaries of the CEO and the other U.S. executive officers, including the Named Executive Officers, were reduced by 20% and 17.5%, respectively. These reductions remained in place for the remainder of fiscal 2009 and for the early part of fiscal 2010. Base salaries were reinstated to their previous, unreduced levels effective January, 2010 and remained at these levels for the balance of fiscal 2010.

We continue to believe that the opportunity to share in the creation of shareholder value through equity compensation is critical to retaining our executive talent and for providing appropriate incentive to drive Company performance. We believe that shareholder value is a reasonable measure of long-term success, and, therefore, we use equity awards as a key component of our executive compensation program. We had historically granted only stock options, which do not have any value unless our share price increases after the date of grant. In fiscal 2009, we began granting time-based RSUs, and in fiscal 2010 we began granting performance-based RSUs to better align the interests of our executives with the interests of our shareholders, as discussed below.

Compensation Objectives

Consistent with our pay-for-performance philosophy, our executive compensation program is designed around four primary objectives:

•	Maintaining modest levels of guaranteed compensation relative to our peer group and comparably-sized companies

•	Motivating and rewarding executives for operational performance against our annual operating plan

•	Aligning shareholder and executive interests by sharing appreciation in shareholder value through equity awards that increase in value as our stock price rises

•	Providing competitive health and welfare benefits

Compensation Mix

As noted above, we provide a mix of compensation elements that emphasizes cash incentives and long-term equity incentives. The primary elements of SMART’s executive officer compensation program in fiscal 2010 were base salary, semi-annual and annual cash incentives, stock options, performance-based RSUs and time-based RSUs. These elements are discussed below in greater detail under “Evaluation of Executive Officer Compensation.” We also provided health and welfare benefits to our Named Executive Officers on substantially similar terms and conditions as provided to most of our U.S. employees.

For fiscal 2010, aggregate cash compensation paid to our Named Executive Officers represented approximately 46% of total compensation. Aggregate cash compensation for fiscal 2010 was comprised of base salary (which accounted for approximately 22% of total compensation excluding the effect of the April 2009 salary reductions) and semi-annual and year-end cash incentives (which accounted for approximately 24%). RSUs and stock options awarded in fiscal 2010 accounted for the remaining portion of the Named Executive Officers’ total compensation (excluding health, welfare and other personal benefits described below). The stock options and RSUs reported below are all valued using the fair value method.

The variable nature of our executive compensation program ties significant portions of total compensation to Company and individual performance, through a combination of cash performance incentives and equity compensation. We believe that this performance and equity focus aligns our executive compensation with the performance of individuals and the Company as a whole.

Target Positioning

We do not set compensation based on specific competitive levels, but as discussed earlier, we generally expect base salaries to fall at the lower half of the competitive range, and that significant cash and equity incentives will combine to create a total compensation package that is competitive. Actual pay to Named Executive Officers is determined using the following factors, the first three of which are weighed more heavily:

•	Company and individual performance

•	Scope of the individual’s role

•	Experience

•	Qualifications

•	Competitive compensation data from our peer group and other comparably-sized companies

Comparative Framework

To assess the competitiveness and the levels of our executive compensation program, the Compensation Committee, with the assistance of Compensia, developed a peer group intended to represent companies with technology product manufacturing operations and a similar financial profile to SMART, using the following criteria:

•	U.S. headquartered

•	Publicly traded

•	Industry focus

•	Electronic manufacturing services (EMS)

•	Semiconductors (with manufacturing operations)

•	Semiconductor equipment

•	Network equipment

•	Electronics

•	Market capitalization generally targeted between $500 million and $1.5 billion

•	Revenue for the most recent four quarters was generally targeted between $200 million and $1 billion

•	The stock price as a multiple of revenue was generally less than 2.0

For fiscal 2010, based upon the above criteria, we used the following companies for peer group comparisons:

Black Box	Intermec	RF Microdevices
Brooks Automation	IXYS	Skyworks Solutions
Coherent	Netgear	Standard Microsystems
Conexant Systems	Plantronics	STEC
CTS	Powerwave	TriQuint Semiconductor
Cubic	RadiSys	TTM Technologies

When we compared SMART to these companies, SMART was at approximately the sixtieth percentile as of the comparison date in terms of net income for the most recent four quarters reported; it was at approximately the fiftieth percentile in terms of annual revenue; and it was below the twenty-fifth percentile in terms of market capitalization. Changes to this peer group for fiscal 2010, relative to the prior year’s composition, were based on our annual review of the criteria above. The changes reflect the removal from the peer group of companies whose size or revenue made them inappropriate for inclusion in the current year’s peer group, and also reflects the addition of new companies that are more representative of the criteria listed above.

Compensation data from these companies was evaluated in conjunction with data from the Radford High-Tech Executive Survey covering companies with $200 million to $500 million in revenue and $500 million to $1 billion in revenue. The peer and survey data together provided the Compensation Committee with market reference points for our Named Executive Officers.

Individual Performance Reviews

As part of its review of executive compensation, the Compensation Committee reviews how each Named Executive Officer, including the CEO, performs in the following categories:

•	Strategic Capability: How well does the executive identify and develop relevant business strategies and plans and accomplish objectives?

•	Execution: How well did the executive execute strategies and plans?

•	Leadership: How well does the executive lead and develop the organization and its people?

Although we did not establish specific individual goals for Named Executive Officers or have a quantitative methodology for applying the individual performance review results to the individual compensation amounts during fiscal 2010, the Compensation Committee considers this review an important subjective part of its overall executive compensation program. At least twice per year (prior to awarding bonuses), the CEO assesses each Named Executive Officer’s performance during the applicable annual or semi-annual period, taking into account accomplishments, areas of strength, and opportunities for development. The CEO bases his evaluation on his knowledge of each Named Executive Officer’s performance and the individual’s self assessment. Recommendations for semi-annual and the year-end payments under the Company’s cash incentive plan are guided by the CEO’s assessment of the individual’s accomplishments during the applicable period in relation to the criteria listed above, coupled with the Company’s overall performance. The CEO presents his assessment of each Named Executive Officer’s performance to the Compensation Committee. Named Executive Officers do not propose or seek approval of their own compensation or participate in the discussion of their performance with the Committee. The CEO submits these recommendations to the Compensation Committee and the Compensation Committee has final approval authority.

The CEO’s annual performance review is conducted by the independent Directors acting as a committee of the whole Board. For the CEO’s review, input is received from the independent Directors, including the Chairman, as well as the Company’s senior management. The independent Directors meet as a group in executive session to prepare the review, which is then presented to the CEO. This evaluation, which is also based on the categories above, takes into account several factors. The Compensation Committee first considers overall Company actual performance relative to targeted Company performance for the year. It also considers the CEO’s individual contributions to Company performance, including his leadership and stewardship in the attainment of the Company’s actual performance. It then considers these evaluations in conjunction with the input received from the other Directors and executive management to come up with an overall evaluation of the CEO’s performance. This evaluation, along with a review of competitive market practices, is then used by the Compensation Committee and/or the Board to determine the CEO’s incentive cash payout achieved and may be used to determine his base salary for the following fiscal year, his annual cash incentive target amount for future performance and his equity grants to be awarded.

Evaluation of Executive Officer Compensation

Elements of Executive Compensation.  In fiscal 2010, our executive compensation program was comprised of four primary elements, which were relatively similar to the prior year:

•	Base salary

•	Semi-annual and annual cash incentives

•	Long-term equity incentives consisting of stock options, performance-based RSUs and time-based RSUs

•	Health and welfare benefits and limited personal benefits

What Each Compensation Element is Designed to Reward and How It Relates to the Objectives.  Each pay element is designed to reward different results as shown below:

Compensation Element	Designed to Reward	Relationship to Compensation Objectives

Base Salary	Experience, knowledge of SMART and the industry, dedication to assigned job, and performance by the executive on behalf of SMART	Provide a baseline of pay to attract and retain talented executives

Variable Pay (Cash Incentives)	Success in financial and operational goals Performance by the executive Improvement in specific strategic and operating objectives	Motivate and reward executives to achieve annual business objectives Provide competitive pay to attract and retain talented executives

Long-term Equity Incentives	Increases in shareholder value	Align the executives’ interests with long-term shareholder interests Provide competitive pay to attract and retain talented executives

Benefits and Other Perquisites	Initial and continued employment by the executives	Provide competitive benefits to attract and retain talented executives

Base Salary

Historically, our practice had been to hold executive salaries low relative to comparably-sized companies. The final base salary reflects many inputs, including individual performance over the prior year, competitive pay levels among peer group companies and, when applicable, promotions to more senior levels within the organization. As noted earlier, during the third quarter of fiscal 2009, the base salary of our CEO was reduced by 20%, and the base salaries of our other U.S. executives were reduced by 17.5%. Base salaries were restored to their prior, unreduced levels effective January 2010. We did not make further adjustments to Named Executive Officers’ salaries during fiscal 2010 in light of the challenging economic environment we faced.

Our CEO’s base salary is the highest of all the executives because he has the central management role, which is consistent with our review of market practice. Our CFO’s base salary is generally higher than other Named Executive Officers because of the importance of retaining consistent and highly qualified financial expertise to a publicly traded company, although in other aspects of compensation, other Named Executive Officers’ compensation may be similar to the CFO’s. The base salaries of individual Named Executive Officers are determined using the following factors, the first three of which are weighed more heavily (although, as stated above, we did not increase base salaries during fiscal 2010 except to restore salaries to their prior levels):

•	Company and individual performance

•	Scope of the individual’s role

•	Experience

•	Qualifications

•	Competitive compensation data from our peer group and other comparably-sized companies

Cash Incentives

SMART’s Named Executive Officers are eligible to participate in our cash incentive program, which is designed primarily to reward overall Company performance, but also to encourage individual performance and individual contribution to overall Company performance. For fiscal 2010, performance was measured on two semi-annual periods as well as the full-year period. The performance targets related to our annual operating plan which is approved by the Board of Directors before the beginning of each fiscal year or as soon as practicable thereafter to establish the Company’s budgets and performance goals for the year.

For fiscal 2010, Named Executive Officers were paid cash incentives in connection with overall Company achievement of a Non-GAAP Net Income Target, except for those officers who were directly responsible for a business unit. These executive officers have 50% of their cash incentive tied to Company Non-GAAP Net Income performance, and 50% tied to their business unit’s performance against gross margin or material margin targets. For purposes of determining cash incentive targets and attainment, and as used in this document, “Non-GAAP Net Income” is defined as net income according to GAAP adjusted for infrequent or unusual items. The Board believes that Non-GAAP Net Income is a better and more reliable indicator of actual Company performance than GAAP net income because it is useful in assessing our core operating performance and in evaluating and comparing our results of operations on a consistent basis from period to period. The performance measurement process and the cash incentive pool for each performance period is calculated based on Company and, where applicable, business unit performance relative to the applicable period of the Board-approved annual operating plan.

For fiscal 2010, if we achieved a threshold level of 50% performance against the applicable semi-annual or annual targets, the cash incentive pool would have been funded at 50% of the target amount. For achievement above this threshold level of performance, the cash incentive pool would have been funded, increasing in a linear fashion, on a sliding scale from 51% to 150% of the target funding amount when the performance level achieved ranged from 51% to 150% of the performance target, as an incentive, to reward over-achievement and long-term positive performance. In this case, bonus funding percentages were to increase, percentage point for percentage point, with target attainment percentages. For example, if we achieved Non-GAAP Net Income equal to 90% of the target, then the cash incentive pool would have been 90% of the target amount; if we achieved Non-GAAP Net Income equal to 110% of the target, then the cash incentive pool would have been 110% of the target amount. However, if we achieved Non-GAAP Net Income of 180% of the target, then the cash incentive pool would have been limited to a maximum of 150% of the target amount.

For fiscal 2010 the Non-GAAP Net Income target performance level was $13.1 million, which was approximately 20% higher than the Non-GAAP Net Income achieved during the prior fiscal year. For the first semi-annual period of fiscal 2010, the Non-GAAP Net Income target was $5.9 million.

During fiscal 2010, the Company experienced faster than anticipated growth in its overall business, further aided by a global economy that was recovering faster than anticipated, with notable strength in Brazil. As a result, the Company attained Non-GAAP Net Income of $56.4 million for the year, which was 413% above of the prior year’s performance, and was well in excess of 150% of the targeted Non-GAAP Net Income amount for fiscal 2010. Therefore, the cash incentive pool paid was limited to 150% of the target amount.

In fiscal 2010, for each “Performance Period” indicated in the table below, the formula for calculating the cash incentive payment for each executive officer was as follows:

Individual Target Cash Incentive x Company Performance % x Individual Payout % =
Cash Incentive Payment

Executives were required to be actively employed on the date the cash incentive was paid to earn the applicable semi-annual or year-end cash incentive. The formula above provides the basis for determining whether all or a portion of the incentive amount payable to each individual executive is to be paid. The “Individual Payout %” stated above is determined on a discretionary basis after an evaluation of an individual’s performance and contributions during the applicable period. Individual performance reviews for fiscal 2010 did not result in any actual Individual Payout % less than 100% based on the CEO’s and the Compensation Committee’s subjective review of individual performance, which they believed was reflective of each individual’s contribution to the Company’s increased overall performance.

For fiscal 2010, the “Individual Target Cash Incentive” for each Performance Period as a percentage of unadjusted base salary (not taking into account temporary salary reductions) for each Named Executive Officer was 65%, except that Mr. MacKenzie’s percentage was 100% and Mr. Zwarenstein’s percentage was 67%. For each of the three Performance Periods, the cash incentive amount paid (as a percentage of the target) were as follows:

Cash Incentive
Achieved as a
Performance Period	% of Target

First half fiscal 2010	100%
Second half fiscal 2010	100%
Fiscal 2010 as a whole	150%

After an assessment of performance for the relevant period, we paid executive officers as a group up to 100% of their targeted cash incentive achieved on a semi-annual basis for each of the first half and the second half of the year. Attainment in excess of 100% of target performance was not earned until after the end of the fiscal year, and was payable based upon the Company’s actual full-year financial performance relative to the full-year performance target. For fiscal 2010, the Named Executive Officers as a group earned aggregate cash incentives of approximately 150% of the total target amount.

Equity Compensation

At the beginning of fiscal 2010, we granted performance-based RSUs, time-based RSUs and stock options to our executive officers to provide additional long-term incentives.

The performance-based RSUs will vest, to the extent earned, approximately three years from the date of grant based upon the performance of SMART’s ordinary shares as compared to the Russell Micro Cap index (IWC) over this three-year period. The number of shares earned can range from a minimum of 50% of the target amount up to a maximum of 150%. The number of shares earned above 50% of the target will increase by one percentage point for each percentage point above 50% of actual performance that the Company achieves relative to the actual performance of IWC over the same three-year period. The time-based RSUs were awarded as a special grant to assist with retention during a period of general economic uncertainty. They have a single vesting date on the second anniversary of the date of grant. In both cases, vesting is subject to the recipient’s continued employment with SMART on the respective vesting dates.

The stock options have exercise prices equal to the closing price of our stock on the date of grant; therefore, the options will only have value if our stock price increases over time from the grant date to the date they become exercisable. New hire stock option grants vest 25% on the first anniversary of the date of grant, and 1/48 per month thereafter until fully vested. Annual stock option grants vest in equal monthly installments over four years. These vesting schedules are intended to increase the retention value of the option grants.

We believe that performance-based RSUs, time-based RSUs and stock options provide long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated commensurate with SMART’s performance and rewarding executives for creating shareholder value. In determining individual equity awards, we consider many factors, the first two of which are the most important:

•	Organizational criticality of the individual’s role

•	Individual performance

•	Company performance

•	Competitive market practices

•	Unvested equity position

Our CEO receives a significantly higher number of equity awards than our other Named Executive Officers because we believe that he has the most direct individual impact on meeting our corporate performance objectives and improving shareholder value. Differences in the size of grants awarded to other Named Executive Officers is generally a function of an evaluation of the factors listed above. Annual equity awards generally are approved at regularly scheduled board or committee meetings in the first quarter of each fiscal year. Stock options and time-based and performance-based RSUs granted to Named Executive Officers in fiscal 2010 are listed in the “Grants of Plan-Based Awards” table.

Benefits and Perquisites

We provide our Named Executive Officers with a health and welfare benefit program and an opportunity to participate in a 401(k) retirement savings plan, which generally offers matching of employee contributions of up to a total of 4% of base salary, based on 100% matching of employee contributions up to 3% of base salary, and 50% matching of employee contributions for the next 2% of base salary. In the third quarter of fiscal 2009, SMART suspended the 401(k) matching program for the remainder of calendar year 2009. Matching resumed in January 2010 on a limited basis of 100% of employee contributions up to 2% of base salary and was further increased in April 2010 to up to 4% of base salary, consistent with our prior practice stated above. Participation by Named Executive Officers in our health and welfare programs is on substantially the same terms and conditions as participation by our other U.S. employees. We also provide limited additional benefits to our Named Executive Officers, which include higher life insurance coverage, higher disability insurance coverage, annual physical exams, and financial counseling services. We believe these additional benefits are appropriate as they are consistent with market practice and help allow our Named Executive Officers to stay focused on the operations of our business.

Post-Employment Benefits

As disclosed in greater detail below under the heading “Potential Payments Upon Termination or Change of Control,” we had previously entered into agreements to provide severance benefits to certain of the Named Executive Officers in the event of a termination without cause or a resignation for good reason, separate from or in connection with a change of control.

In September of 2010, following the end of the 2010 fiscal year, the Board, upon the recommendation of the Compensation Committee, approved new change of control and severance terms for all of our Named Executive Officers and other key employees. The Compensation Committee believes these arrangements help sustain the Named Executive Officers’ continued attention and dedication to each of their respective assigned duties, and thus enables each to focus on the best interests of our shareholders. For additional information about these arrangements with each of the Named Executive Officers, refer to the disclosure under “Potential Payments Upon Termination or Change of Control,” below.

Corporate Officer Stock Ownership Guidelines

In March 2010, the Board adopted stock ownership guidelines which are also applicable to our Named Executive Officers. The ownership guidelines specify a number of shares that SMART’s officers must accumulate and hold within five years of the later of the adoption of the guidelines or the officer’s appointment. Shares held directly by an officer or the officer’s immediate family member, shares held in trust by an officer and vested, in-the-money stock options held by an officer count toward satisfying these ownership guidelines. Unvested or out-of-the-money stock options and RSUs do not count toward satisfying these ownership guidelines. The following table lists the specific requirements:

	CEO	Senior Vice Presidents	Vice Presidents

Minimum shares to be held	The lower of: (i) the number of shares having a market value equal to three times base salary, or (ii) 120,000 shares	The lower of: (i) the number of shares having a market value equal to base salary, or (ii) 40,000 shares	The lower of: (i) the number of shares having a market value equal to one half of base salary, or (ii) 20,000 shares

The market value or number of shares held is measured at the date of each annual general meeting of shareholders to assess compliance with these guidelines. The first measurement of compliance since the guidelines were adopted will take place on the date of our 2011 Annual Meeting.

Tax Considerations

We have not adopted a policy that all compensation must qualify as deductible. However, we generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. For example, Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to our CEO or certain other highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Harry W. (Webb) McKinney, Chairman
Dennis McKenna
Kimberly E. Alexy

EXECUTIVE OFFICER COMPENSATION

The following table sets forth compensation information for our Chief Executive Officer, our Chief Financial Officer and three other executive officers who were our most highly compensated executive officers for the fiscal year ended August 27, 2010 (collectively, our “Named Executive Officers”).

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	Total ($)

Iain MacKenzie,	2010	$416,770	$908,881	$504,934	$675,000	$9,180	$2,514,765
President and Chief	2009	425,077	$—	329,198	41,063	27,619	822,957
Executive Officer	2008	473,077	$—	816,255	146,813	23,012	1,459,157
Barry Zwarenstein,	2010	$335,769	$489,375	$224,415	$368,040	$8,429	$1,426,028
Senior Vice President	2009	315,000	$—	$338,362	21,353	30,321	705,036
and Chief Financial Officer
Alan Marten,	2010	$251,827	$600,500	$299,220	$263,250	$7,820	$1,422,617
Senior Vice President	2009	255,583	$—	$117,048	16,014	15,136	403,781
and General Manager,	2008	256,038	$—	$408,128	66,555	15,546	746,267
Memory Business Unit
Wayne Eisenberg,	2010	$233,173	$386,300	$179,532	$243,750	$6,399	$1,049,154
Vice President,	2009	243,870	$—	$117,048	17,590	17,691	396,199
Worldwide Sales	2008	233,462	$—	$272,085	61,009	16,527	583,083
John (Jack) Moyer,	2010	$224,608	$206,150	$119,688	$234,000	$6,468	$790,914
Vice President, Human	2009	$225,531	$—	$117,048	$15,392	$26,605	$384,576
Resources

(1)	Effective April 2009, the base salary of Mr. MacKenzie was temporarily reduced by 20%, and the base salary of the other U.S. executive officers was temporarily reduced by 17.5% in response to the negative impact on the Company created by a challenging economic environment. In connection with such reductions, SMART allowed U.S. employees to exchange accrued vacation hours for cash at their respective base salary rate. This column includes the impact of the salary reduction and also includes amounts paid to Messrs. MacKenzie and Moyer in fiscal 2010 for the cash-out of accrued vacation in the amounts of $1,385 and $762, respectively. No other Named Executive Officer received payments for cashed-out vacation. Base salaries were restored to original levels effective January 2010.

(2)	Represents the aggregate fair value of stock options and RSUs calculated in accordance with the fair value method under FASB ASC Topic 718. The fair value of stock options was determined using a Black-Scholes valuation model. The fair value of time-based RSUs was determined using the closing market price on the date of grant. The fair value of performance-based RSUs was determined using a Monte Carlo valuation model. For additional information on the valuation assumptions, see Note 1(q) to our financial statements in our Annual Report on Form 10-K for the year ended August 27, 2010.

(3)	See the “Cash Incentives” section of the Compensation Discussion and Analysis above for a description of this program.

(4)	For fiscal 2010, amounts in this column consist of the following items for Messrs. MacKenzie, Zwarenstein, Marten, Eisenberg, and Moyer: 401(k) match of $6,738, $3,945, $5,320, $6,399, and $6,143, respectively; for Messrs. MacKenzie, Zwarenstein, Marten, and Moyer: reimbursed financial consulting expenses of $480, $2,500, $2,500, and $325, respectively; for Messrs. MacKenzie and Zwarenstein: annual executive physical exams of $1,962 and $1,984, respectively.

Grants of Plan-Based Awards

The following table shows equity and non-equity awards granted to the Named Executive Officers during the fiscal year ended August 27, 2010.

									All Other
								All other	Option
								Stock	Awards:	Exercise	Grant
								Awards:	Number of	Price of	Date Fair
		Estimated Potential Payouts Under			Estimated Potential Payouts Under			Number of	Securities	Option	Value of
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares or	Underlying	Awards	Equity
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	($/sh)	Awards(5)
		(In dollars)(1)			(In shares)(2)

Iain MacKenzie	9/29/09	—	—	—	42,187	84,375	126,562	—	—	—	$574,594
	9/29/09	—	—	—	—	—	—	64,286	—	—	334,287
	9/29/09	—	—	—	—	—	—	—	168,750	$5.20	504,934
		$225,000	$450,000	$675,000	—	—	—	—	—	—	—
Barry Zwarenstein	9/29/09	—	—	—	18,750	37,500	56,250	—	—	—	$255,375
	9/29/09	—	—	—	—	—	—	45,000	—	—	234,000
	9/29/09	—	—	—	—	—	—	—	75,000	$5.20	224,415
		$120,600	$241,200	$361,800	—	—	—	—	—	—	—
Alan Marten	9/29/09	—	—	—	25,000	50,000	75,000	—	—	—	$340,500
	9/29/09	—	—	—	—	—	—	50,000	—	—	260,000
	9/29/09	—	—	—	—	—	—	—	100,000	$5.20	299,220
		$87,750	$175,500	$263,250	—	—	—	—	—	—	—
Wayne Eisenberg	9/29/09	—	—	—	15,000	30,000	45,000	—	—	—	$204,300
	9/29/09	—	—	—	—	—	—	35,000	—	—	182,000
	9/29/09	—	—	—	—	—	—	—	60,000	$5.20	179,532
		$81,250	$162,500	$243,750	—	—	—	—	—	—	—
John (Jack) Moyer	9/29/09	—	—	—	7,500	15,000	22,500	—	—	—	$102,150
	9/29/09	—	—	—	—	—	—	20,000	—	—	104,000
	9/29/09	—	—	—	—	—	—	—	40,000	$5.20	119,688
		$78,000	$156,000	$234,000	—	—	—	—	—	—	—

(1)	A 50% threshold performance level must be met before a 50% cash payout would occur. The maximum is 150% of the target level, which is a percentage of unadjusted base salary. The target levels for Messrs. MacKenzie, Zwarenstein, Marten, Eisenberg and Moyer are 100%, 67%, 65%, 65% and 65% of each of their respective unadjusted base salaries. For additional details, see the “Cash Incentive” section of the Compensation Discussion and Analysis above.

(2)	The actual number of shares that will vest will be based upon SMART’s stock price performance relative to the performance of an external stock index over a three year period measured at October 12, 2012. A minimum of 50% of the target number of RSUs and a maximum of 150% of the target number of RSUs will vest and be settled in the Company’s ordinary shares on October 15, 2012. Any RSUs which do not vest will expire at the end of the measurement period. For additional details, see the “Equity Compensation” section of the Compensation Discussion and Analysis above.

(3)	On the date of grant, the closing price of SMART’s stock was $5.20 per ordinary share.

(4)	The options become vested and exercisable on a monthly basis over a four-year period, measured from the grant date.

(5)	Represents the aggregate fair value of stock options and RSUs calculated in accordance with the fair value method under FASB ASC Topic 718. The fair value of stock options was determined using a Black-Scholes valuation model. The fair value of time-based RSUs was determined using the closing market price on the date of grant. The fair value of performance-based RSUs was determined using a Monte Carlo valuation model. For additional information on the valuation assumptions, see Note 1(q) to our financial statements in our Annual Report on Form 10-K for the year ended August 27, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the holdings of equity awards by the Named Executive Officers at August 27, 2010. This table includes unexercised vested and unvested equity awards. Each equity grant is shown separately for each Named Executive Officer. Details underlying the determination of amounts to be paid or to become vested under our plans are discussed in our Compensation Discussion and Analysis section above.

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
								Market	Number of	Payout
								Value of	Unearned	Value of
							Number of	Shares or	Shares,	Unearned
			Number of	Number of			Shares or	Units of	Units or	Shares,
			Securities	Securities			Units	Stock	Other	Units or Other
			Underlying	Underlying			That	That	Rights	Rights
			Unexercised	Unexercised	Option	Option	Have Not	Have Not	That Have	That Have
			Options	Options	Exercise	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Grant Date		Exercisable	Unexercisable	Price	Date	(Shares)	($)(1)	(Shares)	($)(1)

Iain MacKenzie	9/29/09	(2)	—	—	—	—	64,286	314,359	—	—
	9/29/09	(3)	—	—	—	—	—	—	84,375	412,594
	9/29/09	(4)	35,156	133,594	$5.20	09/28/19	—	—	—	—
	9/23/08	(4)	107,812	117,188	$2.84	09/22/18	—	—	—	—
	10/2/07	(4)	159,375	65,625	$7.50	10/01/17	—	—	—	—
	9/26/06	(4)	146,875	3,125	$9.97	09/25/16	—	—	—	—
	9/01/05	(4)	55,993	—	$2.09	08/31/15	—	—	—	—
	6/17/04	(5)	478,938	—	$0.17	06/16/14	—	—	—	—
	6/17/04	(5)(6)	38,223	—	$0.17	06/16/14	—	—	—	—
Barry Zwarenstein	9/29/09	(2)	—	—	—	—	45,000	220,050	—	—
	9/29/09	(3)	—	—	—	—	—	—	37,500	183,375
	9/29/09	(4)	15,625	59,375	$5.20	09/28/19	—	—	—	—
	9/23/08	(4)	9,583	10,417	$2.84	09/22/18	—	—	—	—
	9/22/08	(5)	95,833	104,167	$3.00	09/21/18	—	—	—	—
Alan Marten	9/29/09	(2)	—	—	—	—	50,000	244,500	—	—
	9/29/09	(3)	—	—	—	—	—	—	50,000	244,500
	9/29/09	(4)	20,833	79,167	$5.20	09/28/19	—	—	—	—
	9/23/08	(4)	38,333	41,667	$2.84	09/22/18	—	—	—	—
	10/2/07	(4)	79,687	32,813	$7.50	10/01/17	—	—	—	—
	9/26/06	(4)	58,750	1,250	$9.97	09/25/16	—	—	—	—
	9/15/05	(4)	58,776	—	$4.71	09/14/15	—	—	—	—
	6/17/04	(5)	125,760	—	$0.17	06/16/14	—	—	—	—
Wayne Eisenberg	9/29/09	(2)	—	—	—	—	35,000	171,150	—	—
	9/29/09	(3)	—	—	—	—	—	—	30,000	146,700
	9/29/09	(4)	12,500	47,500	$5.20	09/28/19	—	—	—	—
	9/23/08	(4)	38,333	41,667	$2.84	09/22/18	—	—	—	—
	10/2/07	(4)	53,125	21,875	$7.50	10/01/17	—	—	—	—
	9/26/06	(4)	48,958	1,042	$9.97	09/25/16	—	—	—	—
	9/15/05	(4)	58,776	—	$4.71	09/14/15	—	—	—	—
	6/17/04	(5)	166,400	—	$0.17	06/16/14	—	—	—	—
John (Jack) Moyer	9/29/09	(2)	—	—	—	—	20,000	97,800	—	—
	9/29/09	(3)	—	—	—	—	—	—	15,000	73,350
	9/29/09	(4)	8,333	31,667	$5.20	09/28/19	—	—	—	—
	9/23/08	(4)	38,333	41,667	$2.84	09/22/18	—	—	—	—
	11/19/07	(5)	68,750	31,250	$8.93	11/18/17	—	—	—	—

(1)	Market values have been estimated using a price per share of $4.89, which was the closing price of our ordinary shares on August 27, 2010, the last day of our fiscal year.

(2)	These time-based RSU awards have a single cliff vest following a two year period ending on October 15, 2011.

(3)	The actual number of shares that will vest will be based upon SMART’s stock price performance relative to the performance of an external stock index over a three year period measured at October 12, 2012. A minimum of 50% of the target number of RSUs and a maximum of 150% of the target number of RSUs will vest and be settled in the Company’s ordinary shares on October 15, 2012. Any RSUs which do not vest will expire at the end of the measurement period. For additional details, see the “Equity Compensation” section of the Compensation Discussion and Analysis above.

(4)	The vesting schedule for these grants is 1/48 per month for 48 months following the grant date.

(5)	The vesting schedule for these grants is 25% on the one-year anniversary of the grant date and 1/48 per month for the remaining 36 months.

(6)	Held in a Guarantor Retained Annuity Trust, or “GRAT.”

Option Exercises During Fiscal 2010

The following table provides information on the exercise of stock options by the Named Executive Officers during fiscal 2010. Other than stock option exercises noted below, there were no shares acquired on the vesting of any other types of stock awards.

	Number of Shares	Value Realized on
Name	Acquired Upon Exercise	Exercise(1)

Iain MacKenzie(2)	38,000	$240,540
Barry Zwarenstein	—	—
Alan Marten	—	—
Wayne Eisenberg	—	—
John (Jack) Moyer	—	—

(1)	Represents the aggregate value of options exercised, using the closing stock price on the exercise date less the applicable exercise price of the option.

(2)	50% of the shares acquired and the value realized on the exercise of these options are attributable to shares held in a GRAT established by Mr. MacKenzie’s wife for the benefit of Mr. MacKenzie’s child. The other 50% of the shares acquired and value realized on the exercise of these options are attributable to shares held in a GRAT established by Mr. MacKenzie for the benefit of Mr. MacKenzie’s child.

Potential Payments Upon Termination or Change of Control

Arrangements in Place at the End of Fiscal 2010

A discussion of severance payments payable to Named Executive Officers of the Company assuming the occurrence of a triggering event at August 27, 2010, the last day of our fiscal year covered by this report, under the terms of arrangements that were in effect on that date, follows:

Under an employment agreement with Mr. MacKenzie, our CEO, if he was terminated without “cause” or resigned for “good reason” (each as further defined in his employment agreement), in exchange for a release of claims, he would have received payments equal to 12 months of base salary and his annual target cash incentive of 100% of base salary and he would have been provided with 12 months of health benefits. The potential aggregate cost of severance benefits payable to Mr. MacKenzie at August 27, 2010, would have been approximately $918,420, which is based on 12 months of current base salary ($450,000), annual target cash incentive ($450,000), and the estimated cost of health benefits ($18,420).

Pursuant to our employment offer letter with Mr. Zwarenstein, our CFO, if, following a change of control, he was terminated without “cause” or deemed terminated as a result of a material reduction in base compensation or duties (each as further defined in his letter), in exchange for a release of claims, he would have received payments equal to 12 months of base salary and his annual target cash incentive of 67% of base salary and he would have been provided with 12 months of health benefits. The potential aggregate cost of severance benefits payable to Mr. Zwarenstein at August 27, 2010 was approximately $619,620, which is based on 12 months of current base salary ($360,000), annual target cash incentive ($241,200), and the estimated cost of health benefits ($18,420).

Revised Arrangements Adopted in Connection With Our Annual Evaluation, Following the End of Our Fiscal Year

The discussion above summarizes the change of control arrangements that were in place on the last day of fiscal 2010, the period covered by this report. Following the end of fiscal 2010, on September 28, 2010, SMART’s Board, upon the recommendation of the Compensation Committee, as part of its periodic review of executive compensation and retention, approved providing the Named Executive Officers with severance and double-trigger change of control arrangements. This was done in an effort to provide long-time executive officers with certain benefits which have been negotiated by recently hired key employees and to provide benefits comparable to what was being offered in the market generally. These new arrangements, which were previously disclosed in the Company’s filings with the SEC, are summarized below and replace the arrangements described above:

For Iain MacKenzie, the Board approved a four-year agreement with automatic one-year renewals providing for: (i) upon termination without cause or resignation for good reason, not related to a change of control, severance in the amount of one year’s base salary, plus the amount of the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 12 months COBRA coverage; and (ii) in the event of a change of control coupled with a termination without cause or resignation for good reason in the two months preceding or the twelve months following a change of control, severance in the amount of two times the sum of annual base salary and the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 24 months COBRA coverage, plus 100% acceleration of unvested options and time-based RSUs. In the case of performance-based RSUs, vesting will occur as of the closing of a change of control of a prorated number RSUs, with performance being measured at the closing of the change of control transaction, and the remainder of the performance-based RSUs will vest monthly and ratably over the remaining original performance period, and will accelerate upon his termination without cause or resignation for good reason.

For Barry Zwarenstein and Alan Marten, the Board approved four-year agreements with automatic one-year renewals providing for: (i) upon termination without cause not related to a change of control, severance in the amount of 0.75 times one year’s base salary, plus any unpaid bonus that would have been earned as of the date of termination, plus 9 months COBRA coverage; and (ii) in the event of a change of control coupled with a termination without cause or resignation for good reason in the two months preceding or the twelve months following a change of control, severance in the amount of 1.5 times the sum of annual base salary and the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 18 months COBRA coverage, plus 100% acceleration of unvested options and time-based RSUs. In the case of performance-based RSUs, vesting will occur as of the closing of a change of control of a prorated number of RSUs, with performance measured at the closing of the change of control transaction and the remainder of the performance-based RSUs will vest monthly and ratably over the remaining original performance period and will accelerate upon his termination without cause or resignation for good reason.

For Wayne Eisenberg and Jack Moyer, the Board approved four-year agreements with automatic one-year renewals providing for: (i) upon termination without cause not related to a change of control, severance in the amount of 0.5 times one year’s base salary plus any unpaid bonus that would have been earned as of the date of termination plus 6 months COBRA coverage; and (ii) in the event of a change of control coupled with a termination without cause or resignation for good reason in the two months preceding or the twelve months following a change of control, severance in the amount of one year’s base salary plus the amount of the total bonus paid or payable with respect to the most recently ended fiscal year plus any unpaid bonus that would have been earned as of the date of termination plus 12 months COBRA coverage plus 50% acceleration of unvested options and time-based RSUs. In the case of performance-based RSUs, vesting will occur as of the closing of a change of control of a prorated number of RSUs with performance measured at the closing of the change of control transaction and the remainder of the performance-based RSUs will vest monthly and ratably over the remaining original performance period, and 50% will accelerate upon his termination without cause or resignation for good reason.

Equity Compensation Plan Information

This table summarizes our equity plan information as of August 27, 2010, the last day of fiscal 2010.

	Number of Securities to be	Weighted Average
	Issued Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Available for Future Issuance
	Warrants and Rights at	Warrants and Rights at	Under Equity Compensation
Plan Category	Fiscal Year-End	Fiscal Year-End	Plan at Fiscal Year-End

Equity compensation plan approved by shareholders(1)	9,587,633	$4.39	2,002,869
Equity compensation plan not approved by shareholders	—	—	—
Total	9,587,633	$4.39	2,002,869

(1)	Represents shares issuable under our Amended and Restated Stock Incentive Plan. The number of ordinary shares available under our Amended and Restated Stock Incentive Plan automatically increases on the first day of each fiscal year (beginning in fiscal 2007 through fiscal 2017) by an amount equal to the lesser of (i) 2,500,000 ordinary shares, (ii) 3% of the number of ordinary shares outstanding on the date of the increase, or (iii) an amount determined by the Board of Directors. On August 28, 2010, the shares available under the plan increased by a number equal to 3% of our ordinary shares outstanding on that date, or 1,882,219 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Agreements with TPG, Francisco Partners and Shah Capital Partners

In April 2004, we entered into advisory agreements with entities affiliated with each of TPG, Francisco Partners and Shah Capital Partners, pursuant to which such advisors may provide financial, advisory and consulting services to us and our affiliates. These services have in the past included and may in the future include: executive and management services; identification, support and analysis of acquisitions and dispositions by us or our subsidiaries; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; human resource functions, including searching for and hiring of executives; and other services for us or our affiliates upon which our Board of Directors and each of these advisors may agree. During fiscal 2010, we did not incur or pay fees under any of these advisory agreements, which remain in effect. These agreements have an initial term of ten years and automatically renew for successive one year periods if not sooner terminated by 90 days advance written notice.

Policies and procedures for the review, approval, or ratification of related person transactions

The Company’s Third Amended and Restated Audit Committee Charter provides that the Audit Committee shall review all material related party transactions and determine whether such transactions are appropriate for the Company to undertake. If so, the Audit Committee is authorized to approve such transactions.

Moreover, our Code of Business Conduct and Ethics provides that in order to avoid conflicts of interest, each of the senior executive officers must disclose to the Chief Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest, and the Chief Compliance Officer must notify the Nominating and Corporate Governance Committee of any such disclosure. It further provides that conflicts of interest involving the Chief Compliance Officer and Directors shall be disclosed to the Nominating and Corporate Governance Committee. In addition, under our Corporate Governance Guidelines, if a Director has a conflict of interest, the Director must disclose the interest to the Nominating and Corporate Governance Committee and our Board of Directors and must recuse himself or herself from participation in the discussion and must not vote on the matter.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee, currently composed of four independent Directors, serves in an oversight capacity and is not intended to be part of SMART’s operational or managerial decision-making process. SMART’s management is responsible for preparing the consolidated financial statements, and its independent registered public accounting firm, KPMG LLP, is responsible for auditing those statements. The Audit Committee’s principal purpose is to monitor these processes. The key responsibilities of the Audit Committee are set forth in our charter, which is available on our website, www.smartm.com, under Investor Relations.

The Audit Committee regularly met and held discussions with management and KPMG LLP in fiscal 2010. Management represented to us that SMART’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and audited consolidated financial statements with management and KPMG LLP. The Audit Committee also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

The Audit Committee has discussed with KPMG LLP its independence from SMART and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also considered whether KPMG LLP’s provision of audit and non-audit services to SMART by KPMG LLP is compatible with maintaining the independence of KPMG LLP from SMART.

The Audit Committee discussed with KPMG LLP the overall scope and plans for its audit. The Audit Committee meets with KPMG LLP, with and without management present, to discuss the results of its examinations, its evaluation of SMART’s internal controls and the overall quality of SMART’s financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. SMART obtains these services from other service providers as needed.

Based on the reviews and discussions referred to above, we recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in SMART’s Annual Report on Form 10-K for the year ended August 27, 2010, for filing with the SEC.

We have appointed KPMG LLP as SMART’s independent auditors for fiscal 2011.

Members of the Audit Committee

Clifton Thomas Weatherford, Chairman
Kimberly E. Alexy
Dennis McKenna
Harry W. (Webb) McKinney

The foregoing report has been furnished by the Audit Committee of the Board of Directors of SMART Modular Technologies (WWH), Inc.

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as SMART or SMART’s Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
Bruce M. Goldberg
Vice President, Chief Legal and Chief Compliance
Officer and Corporate Secretary

December 3, 2010

2011 Annual General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.

January 7, 2011
10:00 a.m. (PST)
Courtyard by Marriott
34905 Newark Boulevard
Newark, California 94560

Upon arrival, please present this admission ticket and
photo identification at the registration desk.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual General Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - Iain MacKenzie	02 - Ajay Shah	03 - Kimberly E. Alexy	+
	04 - Dennis McKenna	05 - Harry W. (Webb) McKinney	06 - Mukesh Patel
07 - Clifton Thomas Weatherford

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 26, 2011.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual General Meeting or any adjournment, postponement or continuation thereof.
 B   Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual General Meeting.
☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name (or names) appears on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officer(s). Executors, administrators, trustees and partners should indicate their positions when signing.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

2011 Annual General Meeting Admission Ticket
2011 Annual General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.
January 7, 2011
10:00 a.m. (PST)
Courtyard by Marriott
34905 Newark Boulevard
Newark, California 94560
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
SMART MODULAR TECHNOLOGIES (WWH), INC.
ATTN: INVESTOR RELATIONS
39870 EUREKA DRIVE
NEWARK, CALIFORNIA 94560
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to SMART Modular Technologies (WWH), Inc.,
c/o: Computershare, PO Box 43126, Providence, RI 02940.
SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SMART MODULAR TECHNOLOGIES (WWH), INC.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
JANUARY 7, 2011
The undersigned hereby appoints IAIN MACKENZIE and BARRY ZWARENSTEIN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc., to be held on January 7, 2011, at 10:00 a.m. (PST) at the Courtyard by Marriott, 34905 Newark Boulevard, Newark, California 94560, and any adjournment, postponement or continuation thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE SEVEN NOMINEES FOR ELECTION AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.